NEWS RELEASE

                                                                  July 21, 2004
For Release:      Immediately
Contact:          Financial Analysts:     Christopher M. Capone, (845) 486-5439
                  News Media:             Denise D. VanBuren, (845) 471-8323

                                     CH Energy Group Posts Quarterly Earnings

     (Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) today announced earnings per share during the second quarter of 2004 totaling 35 cents, down from the 48 cents per share posted in the second quarter of 2003. The 13-cent decline was due largely to the absence of investment gains and higher interest income from securities that were liquidated in 2003 with the proceeds invested in lower-yield money market instruments in order to provide increased access to the capital. Year-to-date earnings are $1.81 cents, a 3-percent increase over the $1.75 reported for the first half of 2003, due in large measure to an increased number of customers, improved expense management and fewer storms.

     "Last year's quarter included one-time investment gains and higher interest income, which added approximately 10 cents to earnings. In the current low-interest rate environment, interest income from this capital is substantially lower -- but we have near-instant access to the funds for redeployment," explained Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "We're actively pursuing opportunities consistent with our pre-established investment criteria to deploy the proceeds from the sale of our generating plants, and we want to have access to those funds to do so." Lant estimated that business development efforts to invest the funds have cost approximately 3 cents per share, year to date.

Central  Hudson Gas & Electric Corporation

     Earnings within the Company's regulated natural gas and electric utility remained stable from year to year for the quarter. While they increased slightly due to reduced operating expenses and carrying charges on a fund established for the benefit of customers, those benefits were offset entirely by warmer weather during the latter part of the heating season, as well as increased depreciation and taxes.

     "We continue to enhance our system infrastructure to meet the growing demands of our service territory," said Carl E. Meyer, President of Central Hudson Gas & Electric Corporation. He noted that electric sales increased by 3 percent during the quarter as compared to the second quarter of 2003, due to a rise in both the number of residential and commercial customers and increased usage by all customers. Natural gas net revenues remained unchanged from the second quarter of 2003 compared to the second quarter of this year. Firm natural gas sales decreased 8 percent due to warmer weather, as heating billing degree-days during the period declined by 19 percent from those of a year ago.

Central Hudson Enterprises  Corporation (CHEC)

     Warmer weather during the early spring also impacted the earnings of CHEC, the family of fuel oil companies with holdings from Connecticut to the Washington, D.C. metro area. Earnings declined by 3 cents per share during the quarter (as compared to one year ago), as continued productivity enhancements and increased earnings from cogeneration partnerships helped to offset the impact of lower sales due to warmer weather. Importantly, despite that warmer weather, CHEC's contributions to earnings grew from 27 cents during the first half of 2003 to 31 cents during the first six months of 2004.

2004 Earnings Projections

     The Company continues to project its 2004 earnings at between $2.60 and $2.85 per share, noting that $2.30 to $2.45 is estimated to result from the operations of Central Hudson; 20 cents to 25 cents from CHEC's fuel distribution business units; and 10 cents to 15 cents from partnership income and interest income on the funds being held in money market funds that are ready for immediate deployment if suitable investment opportunities are identified. This projection does not include any earnings accretion from future investments; earnings could be higher in 2004 if such acquisitions do occur.

About CH Energy Group
     With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:

     Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes business units delivering energy and related services to nearly 85,000 customers in eight states and the District of Columbia. Its regional footprint stretches from Connecticut to the Washington, D.C. area.

                                      # # #
Conference Call:
     Mr. Lant will conduct a conference call with analysts and investors to review financial results at 4:00 p.m. (ET) today (July 21, 2004). Dial-in:
1-888-428-4478; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 9:15 p.m. (ET) on July 21, 2004, until 11:59 p.m.
(ET) on July 28, 2004, by dialing 1-800-475-6701 and entering access code #738378. In addition, consolidated financial statements are available on the Company's website at www.CHEnergyGroup.com.

Forward-Looking Statements
     Statements included in this news release, including its Appendix and the documents incorporated by reference which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to Registrants' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. Registrants undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

CH Energy Group, Inc. announces the following operating results for the periods indicated:


3 Months Ended June 30                        2004                        2003
                                              ----                        ----

  Operating Revenues                   $163,354,000                $183,187,000

  Net Income                           $  5,496,000              $    7,625,000

  Earnings Per Share - Basic                 $  .35                      $  .48
  Earnings Per Share - Diluted               $  .34                      $  .48

  Average Shares Outstanding - Basic     15,762,000                  15,827,000
  Average Shares Outstanding - Diluted   15,771,000                  15,830,000




12 Months Ended June 30                      2004                         2003
                                             ----                         ----

  Operating Revenues                   $786,702,000                $793,384,000

  Net Income                           $ 44,651,000               $  44,558,000

  Earnings Per Share - Basic and Diluted     $ 2.83                      $ 2.77

  Average Shares Outstanding - Basic     15,763,000                  16,070,000
  Average Shares Outstanding - Diluted   15,771,000                  16,075,000
                                                                      page  -1-
                                    APPENDIX
                                    --------
Highlights Relative to Prior Year
                                                                      2004 More
3 Months Ended June 30:                  2004 1        2003 1   (Less) than 2003
                                         ----          ----     ----------------
Operating Revenues               $165,354,000  $183,187,000      $  (17,833,000)

Income Available for
    Common Stock                 $  5,496,000  $  7,625,000      $   (2,129,000)

Earnings Per Share
    of Common Stock (Basic)             $ .35          $.48            $  ( .13)

Average Shares Outstanding (Basic) 15,762,000    15,827,000
    1 Unaudited

Consolidated second quarter earnings per share (basic) of CH Energy Group,Inc. decreased $.13 per share as compared to second quarter results in 2003. The decrease is due primarily to the following:

     CH Energy Group,  Inc.,  Holding  Company  (CHEG):  - $ .10

o Down $.10 due primarily to a reduction in investment and interest income. In June 2003 CHEG liquidated the majority of its Alternate Investment Program portfolio of marketable securities realizing a $.07 per share gain from the sale of the securities. The balance of the portfolio was liquidated by July 2003 and all of the proceeds have been reinvested in low risk and lower yield money market instruments. In addition, business development costs were incurred related to efforts to redeploy our available capital, which impacted earnings by $.02 per share.

     Central Hudson Gas & Electric Corp. (CHG&E):  + $.00

o Up $.03 due to a decrease in operating expenses largely related to the operation and maintenance of electric distribution lines.

o Up $.02 primarily due to a reduction in regulatory carrying charges due to customers largely related to the Customer Benefit Fund; an increase in regulatory carrying charges due from customers related to pension costs; and a decrease in preferred stock dividends. The reduction in preferred stock dividends reflects the repurchase of certain issues of preferred stock in October 2003. The increase was partially offset by a reduction in miscellaneous interest and dividend income, including capitalized interest.

o    Down $.02 due to an increase in depreciation on utility plant assets.

o Down $.02 due to an increase in income taxes resulting largely from a reduction in write-offs of uncollectible accounts.

o Down $.01 due to a decrease in electric net operating revenues, net of the cost of purchased electricity, fuel and revenue taxes. The net reduction reflects an increase in shared earnings, which benefits customers, fully offsetting an increase in net revenues from sales to all customer classes and the recording of revenues deferred in a prior year. Electric delivery revenues totaling $3.1 million were deferred during the 12 months ended June 30, 2002 for recording to income over the 12 months ended June 30, 2004. This was done in accordance with CHG&E's settlement agreement with the New York State Public Service Commission ("PSC"). $768,000 was recorded in the second quarter of 2004. Sales increased by 3% due to an increase in the average number of residential and commercial customers and increased usage by all customer classes.

o Natural gas net operating revenues, net of the cost of natural gas and revenue taxes, remained unchanged from the quarter ended June 30, 2003. A reduction in net revenues from sales to all customer classes was offset by a reduction in the deferral of gas shared earnings and the recording of previously deferred revenues (the total amount deferred was $885,000 and $221,250 was recorded this quarter). Firm natural gas sales decreased 8% primarily due to a decrease in heating sales to residential and commercial customers resulting from the warmer weather. Billing heating-degree days decreased 19% as compared to last year and 12% as compared to a normal level, reducing earnings by approximately $ .04 per share. The reduction in sales was partially offset by customer growth.

     Central Hudson Enterprises Corp. (CHEC): - $.03

o Down $.07 due to a decrease in net revenues (net of fuel and other related expenses) from its fuel oil distribution subsidiaries due primarily to lower sales resulting from the warmer weather and lower margins on its fuel oil products.

o Up $.03 due to a reduction in operating expenses resulting from improved operating efficiencies at the fuel oil distribution subsidiaries and lower sales. Sales, general, and administrative costs were also lower.

o Up $.01 due to the net effect of various other items primarily increased income from investments in partnerships.

                                                                       page -2-


Second Quarter Results of Operations

CH Energy Group, Inc., (Consolidated)

     Other Income on a consolidated basis decreased $ $2.2 million largely due to decreased interest and investment income from CHEG (holding company). The overall decrease was due largely to CHEG recording capital gains in the second quarter of 2003 from the liquidation of its Alternate Investment Program.


Central Hudson Gas & Electric Corp.

     Utility sales of electricity to full service customers within CHG&E's service territory, plus delivery of electricity supplied by others, increased 3% as compared to the quarter ended June 30, 2003. Sales to residential and commercial customers increased 3% and 4%, respectively, due to customer growth and increased usage by these customers. Industrial sales increased 4% due primarily to increased usage by a large industrial customer.

     Utility sales of natural gas to firm CHG&E customers, plus transportation of natural gas supplied by others, decreased 8% as compared to the prior year. Sales to residential customers, primarily space heating sales, decreased 11% due to a reduction in usage resulting from warmer weather, which was partially offset by an increase in sales due to customer growth. Sales to commercial customers decreased 5% also due to warmer weather. Billing cycle adjusted heating degree-days were 19% lower than last year. Industrial sales, which represent less than 6% of total firm sales, decreased 13% and interruptible sales decreased 3%.

     Utility electric and gas operating revenues decreased $20.0 million from $143.5 million in 2003 to $123.5 million in 2004. Electric revenues decreased $17.3 million (15.0%) and gas revenues decreased $2.7 million (9.3%) due largely to a decrease in revenues collected through CHG&E's energy cost adjustment clauses to recover its cost of purchased electricity and natural gas supply. The decrease in electric revenues also reflects a shared earnings adjustment, whereby revenues are deferred for future customer benefits, partially offset by an increase in revenues from sales and the recording of previously deferred revenues in accordance with CHG&E's settlement agreement. The decrease in gas revenues also reflects a decrease in sales due to the warmer weather, which was partially offset by the recording of previously deferred revenues and a reduction in shared earnings.

     Total utility operating expenses, including income taxes, decreased $19.4 million from $135.4 million in 2003 to $116.0 million in 2004. The decrease in operating expenses largely results from a decrease in purchased electricity and natural gas expense due largely to the recording of amounts related to the recovery of electric supply and natural gas costs via CHG&E's cost recovery mechanisms. Purchased electricity decreased $15.1 million and purchased gas expense decreased $2.7 million. Other operating expenses decreased $1.9 million primarily due to a decrease in expense related to CHG&E's electric reliability program, which is funded by the Customer Benefit Fund, and a reduction in costs related to the operation and maintenance of electric distribution lines.

     Interest and Preferred Stock Dividends decreased $574,000 due primarily to a reduction of regulatory carrying charges resulting largely from a declining Customer Benefit Fund balance. In accordance with CHG&E's current settlement agreement, carrying charges are accrued on the unused balance for the future benefit of customers. Preferred stock dividends decreased due to the redemption of certain issues in October 2003.

                                                                       page -3-


Central Hudson Enterprises Corp.

     Revenues for CHEC increased $2.1 million from $39.7 million for the quarter ended June 30, 2003 to $41.8 million for the quarter ended June 30, 2004. The increase in revenues primarily reflects an increase in the average sales price per gallon of liquid petroleum product.

     Operating expenses for CHEC, including income taxes, increased $2.9 million from $40.2 million in 2003 to $43.1 million in 2004. Natural gas costs decreased $1.8 million due to the sale of its natural gas business unit and the cost of petroleum increased $5.9 million due primarily to an increase in wholesale costs of liquid petroleum products. Other operating expenses decreased $1.0 million due to improved operating efficiencies at the fuel oil distribution subsidiaries.

CH Energy Group, Inc.

12 Months Ended June 30, 2004 Relative to the Prior Year

     The financial results for the 12 months ended June 30, 2004, reflect an increase of $.06 per share as compared to the 12 months ended June 30, 2003. The increase in earnings is primarily attributable to the following:

- An increase in electric and natural gas utility net operating revenues due primarily to the recording of revenues previously deferred in accordance with the terms of CHG&E's settlement agreement and the favorable effect of weather hedging contracts. The increase in electric net revenues also reflects an increase in sales due to customer growth and increased usage
- A favorable change in carrying charges due to and from customers primarily associated with CHG&E's Customer Benefit Fund and pension related balances.
- A reduction in preferred stock dividends due to the repurchase of certain preferred stock issues in October 2003.
- An increase in the amortization of shareholder benefits relating to the sale of CHG&E's interests in its principal generating facilities.
-    The favorable impact of CHEG's Common Stock Repurchase Program.
- Increased earnings from CHEC operations, primarily from its fuel oil distribution companies, which was largely offset by an adjustment recorded in 2002 related to the gain recorded on the sale of CH Resources, Inc.

     The above increases were partially offset by an increase in CHG&E's operating expenses, primarily uncollectible accounts and storm restoration expenses; a reduction in interest and investment income due to the liquidation of CHEG's Alternate Investment Program portfolio by July 2003 and reinvestment of those funds in lower yield investments; and the effect of favorable state income tax adjustments recorded in December 2002.

     CH Energy Group, Inc. (consolidated) remains in a strong financial position. At June 30, 2004 CHEG had $132.2 million in cash and cash equivalents while current obligations included $15.0 million of current maturities of long-term debt.


                                      # # #

   Please note that this report plus the consolidated financial statements are available on the Company's website at
                             www.chenergygroup.com.


                                                         CH ENERGY GROUP, INC.
                                                   CONSOLIDATED STATEMENT OF INCOME
                                                             (Unaudited)

                                                   3 Months Ended                   12 Months Ended
                                                         June 30,                         June 30,
                                                -----------------------          ----------------------

                                                  2004            2003             2004            2003
                                              -----------     -----------      -----------     -----------
                                                 (Thousands of Dollars)           (Thousands of Dollars)

   OPERATING REVENUES
     Electric                                   $97,441        $114,709         $444,892        $457,190
     Natural Gas                                 26,091          28,760          122,903         124,405
     Competitive Business Subsidiaries           41,822          39,718          218,907         211,789
                                             -----------     -----------      -----------     -----------

            Total Operating Revenues            165,354         183,187          786,702         793,384
                                             -----------     -----------      -----------     -----------

   OPERATING EXPENSES
     Operations - Purchased Electricity and
         Fuel Used in Electric Generation,
         Purchased Nat. Gas
         and Purchased Petroleum                101,339         115,050          483,306         495,612
     Other Exp. of Operation -
        Regulated Activities                     24,507          26,948          103,617         100,882
     Other Exp. of Operation -
        Competitive Business Subsidiaries        12,453          13,217           55,041          54,810
     Depreciation and Amortization                8,613           8,333           34,229          32,440
     Operating Taxes                              7,702           7,572           32,050          34,892
                                             -----------     -----------      -----------     -----------

            Total Operating Expenses            154,614         171,120          708,243         718,636
                                             -----------     -----------      -----------     -----------

   OPERATING INCOME                              10,740          12,067           78,459          74,748
                                             -----------     -----------      -----------     -----------

   OTHER INCOME
     Allowance for Equity Funds Used
        During Construction                          74             117              356             607
     Interest and Investment Income               2,913           5,706           10,601          15,290
     Other - Net                                  1,473             866            9,170           4,434
                                             -----------     -----------      -----------     -----------

            Total Other Income                    4,460           6,689           20,127          20,331
                                             -----------     -----------      -----------     -----------

   INTEREST AND OTHER CHARGES
     Interest on Debt                             2,909           2,866           11,255          11,982
     Other                                        2,139           2,625            9,912          11,727
     Allowance for Borrowed Funds
        Used During Construction                    (49)           (102)            (189)           (338)
     Cumulative Preferred Stock
        Dividends of Central Hudson                 242             451              970           1,805
                                             -----------     -----------      -----------     -----------

              Total Interest and Other Charges    5,241           5,840           21,948          25,176
                                             -----------     -----------      -----------     -----------

   INCOME BEFORE INCOME TAXES                     9,959          12,916           76,638          69,903

         Net Loss from Discontinued Operations,
               Net of Income Tax Benefit of ($62)     -               -                -             (61)

         Gain on Disposal of Discontinued Operations,
                Net of Income Tax of $1,432           -               -                -           1,367

          Income Taxes                            4,463           5,291           31,987          26,651
                                             -----------     -----------      -----------     -----------

   NET INCOME                                     5,496           7,625           44,651          44,558

   DIVIDENDS DECLARED ON COMMON STOCK             8,511           8,520           34,046          34,493
                                             -----------     -----------      -----------     -----------

   AMOUNT RETAINED IN THE BUSINESS              ($3,015)          ($895)         $10,605         $10,065
                                             ===========     ===========      ===========     ===========

   Average Shares of Common Stock
       Outstanding - (Basic)  (000s)             15,762          15,827           15,763          16,070
                                             ===========     ===========      ===========     ===========

   Average Shares of Common Stock
       Outstanding - (Diluted)  (000s)           15,771          15,830           15,771          16,075
                                             ===========     ===========      ===========     ===========

   Earnings Per Share - (Basic)                   $0.35           $0.48            $2.83           $2.77
                                             ===========     ===========      ===========     ===========

   Earnings Per Share - (Diluted)                 $0.34           $0.48            $2.83           $2.77
                                             ===========     ===========      ===========     ===========

            CH ENERGY GROUP, INC.
         CONSOLIDATED BALANCE SHEET


                                                  June 30,         December 31,
                                                   2004 1             2003 2
                                              ---------------------------------

                   ASSETS                                (Thousands of Dollars)

UTILITY PLANT
  Utility Plant                                     $978,057           $959,945
    Less Accumulated Depreciation                    311,526            309,208
                                              --------------     --------------


                                                     666,531            650,737
  Construction Work in Progress                       66,254             56,764
                                              --------------     --------------


  Net Utility Plant                                  732,785            707,501
                                              --------------     --------------


OTHER PROPERTY AND PLANT & EQUIPMENT                  22,461             21,589
                                              --------------     --------------



CURRENT ASSETS
  Cash and Cash Equivalents                          132,196            125,834
  Accounts Receivable from Customers                  57,297             61,223
  Materials & Supplies                                16,853             19,847
  Fair Value of Derivative Instruments                    54                869
  Special Deposits and Prepayments                    13,142             23,315
  Other                                                8,657             19,834
                                              --------------     --------------


                                                     228,199            250,922
                                              --------------     --------------


DEFERRED CHARGES AND OTHER ASSETS                    261,403            320,480
                                              --------------     --------------



      TOTAL                                       $1,244,848         $1,300,492
                                              ==============     ==============


    CAPITALIZATION and LIABILITIES

CAPITALIZATION
  Common Equity  3                                  $496,628           $485,424
  Cumulative Preferred Stock:
    Not subject to mandatory redemption               21,030             21,030
  Long-term Debt                                     285,881            278,880
                                              --------------     --------------

                                                     803,539            785,334
                                              --------------     --------------


CURRENT LIABILITIES
  Current Maturities of Long-term Debt                15,000             15,000
  Notes Payable                                            -             16,000
  Accounts Payable                                    35,377             40,602
  Accrued Interest                                     4,667              4,274
  Dividends Payable                                    8,754              8,754
  Fair Value of Derivative Instruments                 1,350                  -
  Other                                               34,273             35,390
                                              --------------     --------------

                                                      99,421            120,020
                                              --------------     --------------

DEFERRED CREDITS AND OTHER LIABILITIES               243,123            299,090
                                              --------------     --------------

ACCUMULATED DEFERRED INCOME TAX  (NET)                98,765             96,048
                                              --------------     --------------

      TOTAL                                       $1,244,848         $1,300,492
                                              ==============     ==============


 1 Unaudited.

 2 Subject to explanations contained in the Annual Report of the Company for 2003.

 3 Shares outstanding at June 30, 2004 = 15,762,000.
   Shares outstanding at December 31, 2003 = 15,762,000.


                                       Selected Financial Information
                                       ------------------------------


                                           3 Months Ended June 30,          12 Months Ended June 30,
                                       ---------------------------------------------------------------
                                        2004       2003    % Variation     2004       2003   % Variation
                                       --------  --------- ----------- --------   --------   ----------
CENTRAL  HUDSON  GAS & ELECTRIC  CORP.

   Sales of Electricity (Mwh):  *
        Residential                    442,160    429,451       3     2,007,649   1,975,351       2
        Commercial                     471,445    455,081       4     1,957,982   1,943,693       1
        Industrial                     375,146    362,278       4     1,460,005   1,423,940       3
        Unbilled and Other              (3,841)    (5,223)     26        38,292      43,540     (12)
                                       --------  --------- -------    ----------  ---------- -------

             Total Own Territory     1,284,910  1,241,587       3     5,463,928   5,386,524       1
                                     ========== ========== =======    ==========  ========== =======


   Sales of Gas (Mcf.):  *
        Residential                  1,226,817  1,384,333     (11)    5,304,317   5,484,162      (3)
        Commercial                   1,187,556  1,247,786      (5)    6,237,823   6,162,424       1
        Industrial                     105,970    121,879     (13)      575,956     679,224     (15)
        Unbilled and Other            (304,712)  (350,262)     13        42,024      29,740      41
                                     ---------- ---------- -------    ----------  ---------- -------

   Total Firm Sales                  2,215,631  2,403,736      (8)   12,160,120  12,355,550      (2)

        Interruptible Sales            754,242    775,373      (3)    3,483,689   4,565,025     (24)
                                     ---------- ---------- -------   ----------- ----------- -------

   Total Own Territory               2,969,873  3,179,109      (7)   15,643,809  16,920,575      (8)
                                     ========== ========== =======   =========== =========== =======


         *  Includes volumes related to Electric
               or Gas Energy Delivery Services.

   Cooling Degree Days:
        Billing Cycle                       88         25     252           705         698       1
        Actual in Period                   199        100      99           741         674      10

   Heating Degree Days:
        Billing Cycle                    1,537      1,904     (19)        6,046       6,656      (9)
        Actual in Period                   587        878     (33)        5,980       6,650     (10)

   Electric Output For Own Territory (Mwh.):
        Generated                       41,400     47,282     (12)      182,019     141,565      29
        Purchased                    1,299,934  1,242,474       5     5,569,900   5,440,249       2
                                     ---------- ---------- -------    ----------  ---------- -------

   Total                             1,341,334  1,289,756       4     5,751,919   5,581,814       3
                                     ========== ========== =======    ==========  ========== =======

   Gas Send-out Firm Customers (Mcf.)1,152,599  1,447,626     (20)    9,954,645  10,700,944      (7)
                                     ========== ========== =======    ========== =========== =======


CH  ENERGY  GROUP,  INC.

   Earnings Per Share - (Basic)          $0.35      $0.48     (27)        $2.83       $2.77       2
   Dividends Declared Per Share          $0.54      $0.54       -         $2.16       $2.16       -




                                       June 30,  Dec. 31,
                                        2004       2003    % Variation
                                       --------  --------- -----------

             Book Value Per Share        $31.51     $30.80        2

             Retained Earnings (000s)  $190,856   $179,395        6

             Common Equity Ratio (%)      60.7%      59.5%        2

                             C H Energy Group, Inc.
                             ----------------------

                           Selected Financial Indices
                           --------------------------

              12 Months Ended June 30, 2004 vs Calendar Year 2003
              ---------------------------------------------------
                                              12 Months             Calendar
                                                Ended                 Year
                                            June 30, 2004             2003
                                        -------------------     ----------------


Earnings Per Share - (Basic)                       $2.83                  $2.78


Earned Return on Common Equity  (Per Books)        9.06%                  8.99%


Pretax Coverage of Total
    Interest  Charges, excluding  AFDC            3.94 x                 3.78 x


Dividends Declared                                 $2.16                  $2.16


Pay-out Ratio                                      76.3%                  77.7%


Percent of Cash Construction Expenditures
    Financed from Internal Funds   (1)            100.0%                 100.0%


Common Equity Ratio                                60.7%                  59.5%


Retained Earnings  ($000)                       $190,856               $179,395


Book Value Per Share  (End of Period)             $31.51                 $30.80




(1) Internal funds used in this measurement exclude pension contributions of $10,000,000 made in September 2003.


      CH Energy Group Segment Information - Quarter Ended June 30, 2004


                                             Regulated                      Unregulated
                                    ------------------------   ---------------------------
          ($000s Except                           Natural        Fuel Oil
      Earnings Per Share)             Electric       Gas        Distribution       Other       Elim(s).         Total
      -------------------           ------------------------   ---------------------------   ------------   ---------------
     Revenues from
        external customers              $97,441     $26,091         $41,555          $267        -                $165,354
      Intersegment revenues                   3          42         -             -               ($45)           -
                                    ------------------------   ---------------------------   ----------     ---------------
               Total Revenues           $97,444     $26,133         $41,555          $267         ($45)           $165,354

      Earnings before income taxes       $9,948      $2,179         ($2,754)         $586        -                  $9,959

      Net Income                         $5,721        $999         ($1,653)         $429        -                  $5,496
      Earnings per share (basic)          $0.37       $0.06          ($0.11)        $0.03 (1)    -                   $0.35

      Segment Assets @ 6/30/04         $761,944    $223,506        $133,135      $127,519      ($1,256)         $1,244,848

   (1)The amount attributable to CHEC's other business activities was $0.02; the balance of $0.01 was related to
      Energy Group's investment activities.




      CH Energy Group Segment Information - Quarter Ended June 30, 2003

                                             Regulated                      Unregulated
                                    ------------------------   ---------------------------
          ($000s Except                           Natural        Fuel Oil
      Earnings Per Share)             Electric       Gas        Distribution       Other       Elim(s).             Total
      -------------------           ------------------------   ---------------------------    ----------    ---------------
      Revenues from
        external customers             $114,709     $28,760         $39,502          $216        -                $183,187
      Intersegment revenues                   3          74         -             -               ($77)           -
                                    ------------------------   ---------------------------   ----------     ---------------
              Total Revenues          $114,712     $28,834         $39,502          $216         ($77)           $183,187

      Earnings before income taxes       $9,524      $2,224         ($1,540)       $2,708        -                 $12,916

      Net Income                         $5,411      $1,330           ($909)       $1,793        -                  $7,625

      Earnings per share (basic)          $0.34       $0.09          ($0.06)        $0.11 (1)    -                   $0.48

      Segment Assets @ 6/30/03         $738,795    $204,835        $134,784      $116,696      ($1,252)         $1,193,858

   (1)The amount attributable to Energy Group's investment activities.



      CH Energy Group Segment Information - 12 Months Ended June 30, 2004

                                              Regulated                       Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)              Electric       Gas         Distribution       Other       Elim(s).            Total
      -------------------            ------------------------    ---------------------------   ----------    --------------
      Revenues from
        external customers              $444,892    $122,903         $217,756        $1,151        -              $786,702
      Intersegment revenues                    9         305                                       ($314)          -
                                     ------------------------    ---------------------------   ----------    --------------
              Total Revenues           $444,901    $123,208         $217,756        $1,151        ($314)         $786,702

      Earnings before income taxes       $50,035     $17,753           $5,182        $3,668        -               $76,638

      Net Income                         $29,562      $9,443           $3,146        $2,500        -               $44,651

      Earnings per share (basic)           $1.88       $0.59            $0.20         $0.16 (1)    -                 $2.83

      Segment Assets @ 6/30/04          $761,944    $223,506         $133,135      $127,519      ($1,256)       $1,244,848

   (1)The amount attributable to CHEC's other business activities was $0.04; the balance of $0.12 was related to
      Energy Group's investment activities.


      CH Energy Group Segment Information - 12 Months Ended June 30, 2003


                                              Regulated                       Unregulated
                                     ------------------------    ---------------------------
          ($000s Except                            Natural         Fuel Oil
      Earnings Per Share)              Electric       Gas         Distribution       Other       Elim(s).            Total
      -------------------            ------------------------    ---------------------------   ----------    --------------
      Revenues from
        external customers             $ 457,190   $ 124,405        $ 210,258       $ 1,531        -              $793,384
      Intersegment revenues                   27         495                                       ($522)          -
                                     ------------------------    ---------------------------   ----------    --------------
              Total Revenues           $457,217    $124,900         $210,258        $1,531        ($522)         $793,384

      Earnings before income taxes       $43,753     $15,656           $4,364        $6,130        -               $69,903

      Net Income:
        from continuing operations       $25,037      $9,553           $2,683        $5,979        -               $43,252
        from discont'd operations         -           -               -               1,306        -                 1,306
                                     ------------------------    ---------------------------   ----------    --------------
                   Total Net Income      $25,037      $9,553           $2,683        $7,285        -               $44,558

      Earnings per share (basic):
        from continuing operations         $1.55       $0.60            $0.17         $0.37 (1)    -                 $2.69
        from discont'd operations         -           -               -                0.08        -                  0.08
                                     ------------------------    ---------------------------   ----------    --------------
                   Total EPS (basic)       $1.55       $0.60            $0.17         $0.45        -                 $2.77

      Segment Assets @ 6/30/03          $738,795    $204,835         $134,784      $116,696      ($1,252)       $1,193,858

   (1)The amount attributable to CHEC's other business activities was ($0.02); the balance of $0.39 was related to
      Energy Group's investment activities.